Exhibit 16.1

December 11, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, D. C. 20549

Ladies and Gentlemen:

We have read the statements by Vystar Corporation included under Item 4.01 of its Current Report on Form 8-K dated December 11, 2023, to be filed with Securities and Exchange Commission. We agree with the statements concerning our firm contained therein.

Sincerely,

/s/ Macias Gini & O’Connell LLP